Exhibit 99.2

Quest Diagnostics Announces Early Tender Date Results of Cash Tender Offers for Up to $250 Million Combined Aggregate Principal Amount of Certain of its Outstanding Notes

MADISON, N.J., March 19, 2015 -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, announced today the early tender results of its previously announced cash tender offers (each, an “Offer” and, collectively, the “Offers”) to purchase up to $250 million combined aggregate principal amount (the “Maximum Tender Amount”) of its 6.950% Senior Notes due 2037 (the “2037 Notes”) and 5.750% Senior Notes due 2040 (the “2040 Notes” and, together with the 2037 Notes, the “Notes”). The terms and conditions of the Offers are described in the Offers to Purchase, dated March 5, 2015 (as amended, the “Offers to Purchase”), and the related Letter of Transmittal.

As of 11:59 p.m., New York City time, on March 18, 2015 (the “Early Tender Date”), the principal amounts of validly tendered Notes that have not been validly withdrawn pursuant to the Offers and that have been accepted for purchase by Quest Diagnostics in accordance with the terms of the Offers are as set forth in the table below:

Title of Security	CUSIP No.	Outstanding Principal Amount Prior to Early Tender Date	Acceptance Priority Level	Reference U.S. Treasury Security	Reference U.S. Treasury Security Yield	Fixed Spread (basis points)	Aggregate Principal Amount to be Accepted for Purchase	Base Offer Consideration (1)(2)	Early Tender Premium (3)	Total Offer Consideration (1)(4)
6.950% Senior Notes due 2037	74834L AN0	$425,000,000	1	3% U.S. Treasury Notes due November 15, 2044	2.614%	185	$176,425,000	$1,298.59	$50.00	$1,348.59
5.750% Senior Notes due 2040	74834L AQ3	$450,000,000	2	3% U.S. Treasury Notes due November 15, 2044	2.614%	175	$73,575,000	$1,158.97	$50.00	$1,208.97
(1) Excludes accrued interest.
(2) Per $1,000 principal amount of Notes validly tendered after the Early Tender Date and at or prior to the Expiration Date.
(3) Per $1,000 principal amount of Notes.
(4) Per $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Date and accepted for purchase; inclusive of the Early Tender Premium.

Quest Diagnostics will pay the “Total Offer Consideration” to the holders of the Notes that have been accepted for purchase, namely $1,348.59 for each $1,000 principal amount of the 2037 Notes and $1,208.97 for each $1,000 principal amount of the 2040 Notes, which in each case includes an early tender premium of $50.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Premium”). In addition, Quest Diagnostics will pay any accrued and unpaid interest on such accepted Notes up to, but not including, the payment date for the early tendered Notes, which is expected to be March 19, 2015.

Acceptance of Notes for purchase in the Offers is subject to the Maximum Tender Amount and the order of priority set forth in the table above and in the Offers to Purchase. All Notes that were validly tendered for purchase prior to the Early Tender Date will have priority over any Notes that are validly tendered for purchase after the Early Tender Date. Accordingly, as the aggregate purchase price for Notes validly tendered for purchase prior to the Early Tender Date equals or exceeds the Maximum Tender Amount, no Notes tendered for purchase after the Early Tender Date will be accepted for purchase and Notes not accepted, including Notes not accepted because of proration, will be returned promptly. Validly tendered Notes may no longer be validly withdrawn.

Quest Diagnostics has retained J.P. Morgan Securities LLC to serve as the dealer manager for the Offers and has retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the Offers. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at 1-800-814-9324 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Krystal Scrudato. Questions regarding the Offers may be directed to J.P. Morgan Securities LLC at 1-800-834-4666 (toll-free) or collect (212) 834-4811.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offers are being made solely by means of the Offers to Purchase and related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Quest Diagnostics by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic information services needed to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX. The information contained on, or that may be accessed through, our website or our social media pages is not incorporated by reference into, and is not a part of, this press release.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2014 Annual Report on Form 10-K and the company’s 2015 Current Reports on Form 8-K.

Contacts: Dan Haemmerle (investors) at 973-520-2900 and Dennis Moynihan (media) at 973-520-2800.